Exhibit 99.1

Rhythm Pharmaceuticals Announces Leadership Transition

Keith Gottesdiener, M.D. to Step Down as Chief Executive Officer Following NDA Submission for Setmelanotide in POMC and LEPR Deficiency Obesities Expected in the First Quarter of 2020

Board Forms Search Committee to Assist in Identifying Successor

BOSTON, January 6, 2020 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a biopharmaceutical company aimed at developing and commercializing therapies for the treatment of rare genetic disorders of obesity, today announced that Keith Gottesdiener, M.D., intends to step down as Chief Executive Officer, President and a member of the Company’s Board of Directors. The Board has formed a search committee and retained an executive search firm to assist in identifying Dr. Gottesdiener’s successor. Dr. Gottesdiener plans to serve in his current role until the completion of the Company’s submission of its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).

“On behalf of the entire Board of Directors, I want to thank Keith for his significant contributions to Rhythm,” said David Meeker, M.D., Chairman of the Board. “Under Keith’s leadership, Rhythm has become a recognized leader in rare genetic disorders of obesity, advancing setmelanotide through late-stage clinical development in four indications, identifying additional melanocortin-4 receptor (MC4R) pathway disorders that may be amenable to treatment, and building a robust community of healthcare providers, advocacy groups, patients and families to better understand, identify and treat people living with these conditions. We wish him the best in his future endeavors.”

Dr. Meeker continued, “As Rhythm prepares to enter its next chapter as a commercial company, now is an appropriate time to initiate this transition. We believe Rhythm has a strong management team, is well capitalized, and all of its major milestones are on track, including the planned submission of our first NDA to the FDA. We are confident this will be a smooth transition as we work to identify the next leader for Rhythm and continue to execute on our mission of transforming the standard of care for people with rare genetic disorders of obesity.”

“For the more than eight years that I have been CEO, it has been an honor to lead the talented Rhythm team, and I am immensely proud of our work to advance setmelanotide and bolster the understanding of rare genetic disorders of obesity,” said Dr. Gottesdiener. “With the completion of our first Phase 3 trials and our pending NDA submission, it is a natural time for me to pass the baton and for Rhythm to welcome new leadership. I am confident that Rhythm is in an excellent position to deliver on the potential of setmelanotide, and I look forward to working with the Board and leadership team over the next several months to ensure a smooth transition.”

In August of 2019, Rhythm announced the achievement of positive topline results from its pivotal Phase 3 clinical trials evaluating setmelanotide, the Company’s MC4R agonist, for the treatment of pro-opiomelanocortin (POMC) and leptin receptor (LEPR) deficiency obesities.

Rhythm remains on track to complete the submission of a rolling NDA to the FDA that will cover both POMC and LEPR deficiency obesities in the first quarter of 2020. Rhythm also reiterates its previous guidance on other major milestones and continues to expect topline data from its Phase 3 trial evaluating setmelanotide in Bardet-Biedl and Alström syndromes in the fourth quarter of 2020 or early in the first quarter of 2021. Additionally, Rhythm is well capitalized, and believes it has sufficient resources to fund its operations through at least the end of 2021.

About Rhythm

Rhythm is a biopharmaceutical company focused on the development and commercialization of therapies for the treatment of rare genetic disorders of obesity. The company recently announced positive topline results from pivotal Phase 3 clinical trials of setmelanotide, its MC4R agonist, in people living with POMC deficiency obesity and LEPR deficiency obesity, and plans to complete its first rolling NDA submission to the FDA in the first quarter of 2020. Rhythm is also evaluating setmelanotide in a pivotal Phase 3 trial in people living with Bardet-Biedl and Alström syndromes, with topline data from this trial expected in the fourth quarter of 2020 or early in the first quarter of 2021. Rhythm is leveraging the Rhythm Engine -- comprised of its Phase 2 basket study, TEMPO Registry, GO-ID genotyping study and Uncovering Rare Obesity program -- to improve the understanding, diagnosis and potentially the treatment of rare genetic disorders of obesity. For healthcare professionals, visit www.UNcommonObesity.com for more information. For patients and caregivers, visit www.LEADforRareObesity.com for more information. The company is based in Boston, MA.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements regarding Rhythm’s anticipated timing for submission of an NDA, its ability to find a successor for its Chief Executive Officer and President, its expectations regarding the timing of topline data from its clinical trials, its sufficiency of cash, and its ongoing efforts related the efficacy of setmelanotide in patients with POMC deficiency obesity, LEPR deficiency obesity, Bardet-Biedl syndrome and Alström syndrome. Statements using words such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward looking statements. Such statements are subject to numerous risks and uncertainties, including but not limited to, Rhythm’s ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the impact of the management transition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, use of cash and expenses, and other risks as may be detailed from time to time in Rhythm’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports it files with the Securities and Exchange Commission. Except as required by law, Rhythm undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Corporate Contact:

David Connolly

Head of Investor Relations and Corporate Communications

Rhythm Pharmaceuticals, Inc.

857-264-4280

dconnolly@rhythmtx.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com

Media Contact:

Adam Daley
Berry & Company Public Relations
212-253-8881
adaley@berrypr.com